Exhibit 99.1

Vonage Holdings Corp. Appoints David Pearson Chief Financial Officer

HOLMDEL, N.J., April 26, 2013 – Vonage Holdings Corp. (NYSE: VG), a leading provider of communication services connecting people through cloud-connected devices worldwide, today announced the appointment of David T. Pearson as Chief Financial Officer and Treasurer, effective May 1, 2013.

Mr. Pearson joins Vonage from Deutsche Bank, where he spent more than nine years as a Managing Director and was Global Media & Telecom Group Head, building one of the top U.S. and global media and telecommunications investment banking teams. Mr. Pearson managed a large and diverse team of professionals and was responsible for all aspects of the group, including strategic planning, capital allocation, personnel, risk management and compliance, in addition to advising clients on mergers and acquisitions and capital raising.

Mr. Pearson brings more than 18 years of executive leadership experience and more than 21 years of relevant industry experience. Prior to joining Deutsche Bank, he worked at Goldman, Sachs & Co. for nine years, leaving as a Managing Director in the firm’s Technology, Media & Telecommunications (TMT) practice. While at Goldman, he focused on advising major telecommunications and wireless providers and also advised on cable, broadcasting and technology transactions. During his banking career, Mr. Pearson advised on more than 30 completed M&A transactions and raised more than $50 billion of equity and debt capital for global TMT clients. Mr. Pearson started his career as a consultant at Coopers & Lybrand, where he worked on strategy, business process re-engineering and emerging market privatization projects, all within the global telecommunications industry.

Vonage Chief Executive Officer Marc Lefar commented, “We are thrilled to have Dave join the Vonage team. He brings deep knowledge and experience in the telecommunications and wireless industry, along with financial and management expertise that will be invaluable in driving the planning and execution of our financial strategy and corporate development efforts. Dave will also play an instrumental role in executing our strategic growth initiatives in our core business, international expansion and mobile services.”

“I am delighted to join Vonage and a talented senior leadership team,” Mr. Pearson said. “I have admired the company’s business and financial turnaround over the last several years, and I am excited about Vonage’s future and the opportunity to help shape its strategic direction and contribute to its ongoing success.”
Mr. Pearson earned his M.B.A. from Harvard Business School and his A.B. in Political Science and Organizational Behavior/Management from Brown University.

Exhibit 99.1

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About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail - for one low monthly rate. Our Vonage Mobile app is a free downloadable app for iPhone® and Android™ that lets users talk, text and video call worldwide for free with anyone else who uses the app. Vonage's service is sold on the web and through regional and national retailers including Walmart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.

To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.

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Media contact:
Jo Ann Tizzano, Vonage, 732-365-1363, joann.tizzano@vonage.com

Investor contact:
Leslie Arena, Vonage, 732.203.7372, leslie.arena@vonage.com